ACQUISITION AGREEMENT
                         BY AND AMONG
               GENERAL ELECTRIC CAPITAL TECHNOLOGY
                  MANAGEMENT SERVICES CORPORATION,
               GENERAL ELECTRIC CAPITAL CORPORATION
                            AND
                   ELECTRO RENT CORPORATION

                     September 21, 1997


TABLE OF CONTENTS
                                                                  Page

ARTICLE 1  PURCHASE AND SALE OF THE BUSINESS                          1

1.1 Purchase and Sale                                                 1
1.2 Amount of Purchase Price; Time and Manner of Payment              3

ARTICLE 2  THE CLOSING                                                4

2.1 Time, Date and Place of Closing                                   4
2.2 Conditions to Obligations of the Purchaser                        4
2.3 Conditions to Obligations of the Seller                           7
2.4 Deliveries by the Seller at the Closing                           8
2.5 Deliveries by the Purchaser at the Closing                        9
2.6 Post-Closing Calculations and Adjustments                        10
2.7 Amendment of Schedules                                           14

ARTICLE 3  BEST EFFORTS; FURTHER ASSURANCES                          15

3.1 General                                                          15
3.2 Access to Books and Records                                      16

ARTICLE 4  THE SELLER'S REPRESENTATIONS AND WARRANTIES               16

4.1 Status of the Seller                                             17
4.2 Finance                                                          19
4.3 Real and Personal Property                                       21
4.4 Patents; Trademarks; Trade Names, Etc.                           24
4.5 Contracts                                                        25
4.6 Employees; Employment Relationships                              27
4.7 Employee and Fringe Benefit Plans                                27
4.8 Labor Relations                                                  28
4.9 Litigation; Compliance with Law                                  29
4.10 Environmental Matters                                           30
4.11 Major Customers and Suppliers                                   32
4.12 Taxes                                                           32
4.13 Commissions                                                     33
4.14 Government Contracts                                            33
4.15 Brokers and Finders Fees                                        33

ARTICLE 5  THE PURCHASER'S REPRESENTATIONS AND WARRANTIES            33

5.1 Organization                                                     33
5.2 Power; Authorization; Binding Nature                             33
5.3 Absence of Violations or Conflicts                               34
5.4 No Pending Litigation or Proceedings                             35
5.5 Brokers and Finders Fees                                         35

ARTICLE 6  OTHER AGREEMENTS                                          35

6.1 Continuing Operation of Business                                 35
6.2 Satisfaction of Liens and Indebtedness                           37
6.3 Inspection                                                       37
6.4 Expenses                                                         38
6.5 Certain Employee Matters                                         39
6.6 Confidentiality                                                  43
6.7 No Solicitations; Discussions By Seller                          43
6.8 Filing under the HSR Act                                         44
6.9 Additional Financial Statements                                  44
6.10 Transition Services                                             45
6.11 Fees for Credit Commitment                                      45
6.12 Repurchase of Certain Uncollectible Accounts Receivable         45
6.13 Equipment Not in the Possession of Seller Closing               51

ARTICLE 7  NONCOMPETITION AND NONDISCLOSURE                          55

7.1 Scope and Reasonableness of Restrictions                         55
7.2 Noncompetition                                                   56
7.3 No Interference With Customers                                   56
7.4 Employee Utilization                                             56
7.5 No Interference with Employees                                   57
7.6 Exceptions                                                       57
7.7 Remedies                                                         58
7.8 Modification                                                     58
7.9 Covenants Independent                                            58

ARTICLE 8  SURVIVAL; INDEMNIFICATION                                 59

8.1 Indemnification by the Seller                                    59
8.2 Indemnification by the Purchaser                                 59
8.3 General Indemnification Procedures                               60
8.4 Arbitration                                                      61
8.5 Certain Limitations                                              62
8.6 Satisfaction of Indemnification Obligations                      62
8.7 Escrow                                                           63
8.8 Mitigation and Recoveries                                        64
8.9 Sole Remedy                                                      64

ARTICLE 9  TERMINATION AND ABANDONMENT                               65

9.1 Termination and Abandonment                                      65
9.2 Rights and Obligations on Termination                            66

ARTICLE 10  MISCELLANEOUS PROVISIONS                                 66

10.1 Notices                                                         66
10.2 Time of the Essence; Computation of Time                        68
10.3 Assignment; Successors in Interest                              68
10.4 Number; Gender                                                  69
10.5 Captions; Certain Definitions                                   69
10.6 Controlling Law; Integration; Amendment; Waiver                 69
10.7 Severability                                                    70
10.8 No Third-Party Beneficiaries                                    70
10.9 Bulk Sales                                                      70
10.10 Counterparts                                                   71
10.11 Obligations of General Electric Capital Corporation            72

LIST OF SCHEDULES AND EXHIBITS

Schedules     Page

2.2(c)        Certain Consents
2.6(b)        Accounting Principles
4.1(c)        Consents
4.1(d)        Violations or Conflicts
4.2(a)        Financial Statements
4.2(b)        Absence of Changes
4.3(a)        Property
4.3(a)(i)     Leased Property
4.3(c)        Liens
4.3(d)(x)     Inventory
4.3(d)(y)     Depreciation Life of Inventory
4.4(a)(x)     Non-owned or Licensed Intellectual Property
4.4(a)(y)     List of Intellectual Property
4.4(a)(z)     Intellectual Property Encumbrances
4.4(b)        Intellectual Property Violations
4.5           Contracts
4.6           Employees
4.7           Employee and Fringe Benefit Plans
4.8           Labor Relations
4.9           Litigation
4.10          Environmental Matters
4.11          Customers and Suppliers
4.13          Commissions
4.14          Government Contracts
4.15          Brokers and Finders Fees
5.5           Brokers and Finders Fees
6.5(b)        Retained Employees
6.5(d)        Severance Plan

Exhibits

A - Excluded Assets
B - Assumed Liabilities
C - Transition Services

                         ACQUISITION AGREEMENT
                             BY AND AMONG
                  GENERAL ELECTRIC CAPITAL TECHNOLOGY
                    MANAGEMENT SERVICES CORPORATION
                  GENERAL ELECTRIC CAPITAL CORPORATION
                      AND ELECTRO RENT CORPORATION


THIS IS AN ACQUISITION AGREEMENT (this "Agreement") by and among GENERAL ELECTRIC CAPITAL TECHNOLOGY MANAGEMENT SERVICES CORPORATION, a California corporation (the "Seller"), GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation ("GECC"), only for purposes of Section 10.11, and ELECTRO RENT CORPORATION, a California corporation (the "Purchaser"), with respect to the Computer Rental and Test and Measurement Rental businesses of the Seller (collectively, the "Business") and in which the parties hereto, in consideration of the mutual promises set forth below, the mutuality and sufficiency of which are hereby acknowledged, hereby agree as follows:

                             ARTICLE 1

                 PURCHASE AND SALE OF THE BUSINESS

1.1     Purchase and Sale.

        (a) General. At the Closing (defined below), which shall occur on the Closing Date (defined below), and subject to the terms and conditions of this Agreement, (i) the Seller shall sell, convey, assign and transfer the Purchased Assets (defined below) and assign the Assumed Liabilities (defined below) to the Purchaser, (ii) the Purchaser shall purchase the Purchased Assets and assume the Assumed Liabilities from the Seller, and (iii) each of the Seller and the Purchaser shall also take the other actions that Sections 2.1 through 2.7 contemplate that each such party will take.

        (b) The Purchased Assets. The term "Purchased Assets" shall mean all properties (real, personal and mixed, and tangible and intangible) of the Seller which are used in the conduct of the Business as of the Closing Date other than the property noted as "Excluded Assets" in Exhibit A, which shall not be sold to the Purchaser.

        (c)     The Assumed Liabilities.  The term "Assumed
Liabilities" shall mean those contracts, agreements, liabilities and obligations listed or described specifically under the heading "Assumed Liabilities" in Exhibit B.

        (d) Certain Obligations. Purchaser and Seller agree that all obligations of Seller arising from or pertaining to the Business or the Purchased Assets prior to the Closing shall remain the obligations of the Seller and shall not be assumed by Purchaser unless, and to the extent, that they constitute Assumed Liabilities hereunder, whether or not the obligation or liability is first claimed or asserted prior to or after the Closing. In the case of actual or asserted liabilities based upon actions or occurrences occurring both before and after the Closing, such as claims for repetitive stress injury or claims based upon repeated exposure to hazardous substances, to the extent that they are not Assumed Liabilities, such liabilities shall be equitably apportioned between Purchaser and Seller based upon the extent and nature of the underlying actions and occurrences before the Closing and after the Closing, respectively.

1.2     Amount of Purchase Price; Time and Manner of Payment.

        (a) Amount. The purchase price (the "Purchase Price") for all the Purchased Assets shall be the sum of: (i) Three Hundred Twenty Million Dollars ($320,000,000), adjusted by prorations and other deductions, payments and withholdings to be paid or otherwise borne by the Seller or the Purchaser pursuant to this Agreement, payable as specified in Section 2.5(a) and subject to Section 2.6; and (ii) the assumption of the Assumed Liabilities.

        (b) Allocation of Purchase Price. The Seller and the Purchaser shall negotiate in good faith with respect to the allocation of the Purchase Price among the Purchased Assets with such allocation to include (i) allocation to receivables at face value less applicable reserves, (ii) allocation to all other Purchased Assets at fair market value, and (iii) allocation of the remaining Purchase Price to good will. If the Seller and the Purchaser are able to reach an agreement, either before or after the Closing with respect to such allocation, then the Purchaser and the Seller shall use such allocation for the purposes of complying with Section 1060 of the United States Internal Revenue Code (the "Code") and for filing Form 8594 with the Internal Revenue Service, and the Purchaser and the Seller agree that they will not take or cause to be taken any action that would be inconsistent with such allocation. Each of the parties to this Agreement agrees that all tax returns made by such party, or by any person controlled by such party, will accurately reflect such allocation. If no agreement as to allocation can be reached, then the Purchaser and the Seller may each adopt a different position with respect to the allocation of Purchase Price among the Purchased Assets.

                             ARTICLE 2

                            THE CLOSING

2.1 Time, Date and Place of Closing. Subject to termination of the Agreement pursuant to the terms hereof, the payment and deliveries contemplated by this Agreement to be made at the Closing shall be made at the offices of Gibson, Dunn & Crutcher, LLP, 333 South Grand Avenue, Los Angeles, California 90071-3197 at 10 o'clock a.m., local time, October 31, 1997 or such later date which is two days after the conditions specified in Sections 2.2 (c) and (e) and 2.3 (c) and (e) have been satisfied, or on such other date as is mutually agreeable to the Seller and the Purchaser. The date on which the last of such payment and deliveries occurs is the "Closing Date," and the events comprising such payment and deliveries are the "Closing."

2.2 Conditions to Obligations of the Purchaser. All of the obligations of the Purchaser under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Purchaser:

        (a) Accuracy of Representations. The representations and warranties of the Seller contained in this Agreement shall be true in all material respects at and as of the Closing Date (except to the extent that they expressly relate to an earlier date).

        (b) Covenants and Agreements. The Seller shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing
Date.

        (c) Consents and Approvals. All authorizations, consents, and approvals of any state, federal, local, provincial or foreign government agency, regulatory body or official ("Governmental Authority") necessary for the valid consummation by the Seller of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect, and any consents or approvals of any nongovernmental person or entity, contractual or otherwise, listed on Schedule 2.2(c) shall have been obtained and shall be in full force and effect.

        (d) No Restraint. There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the transactions contemplated herein.

        (e) HSR Act. The waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") shall have expired or been terminated.

        (f) Underwritten Credit Commitment. Purchaser shall have obtained the Credit Commitment (as defined in Section 6.11) acceptable to Seller and Purchaser by October 1, 1997 or it shall have failed to notify Seller in writing of its failure to obtain the Credit Commitment despite its good faith efforts pursuant to
Section 6.11 on or prior to such date.

        (g) Funding. There shall be available to Purchaser not more than $375,000,000 pursuant to the Credit Commitment or pursuant to other financing sources on commercially reasonable terms.

Notwithstanding the failure of any one or more of the foregoing conditions, the Purchaser may proceed with the Closing without satisfaction, in whole or in part, of any one or more of such conditions and without written waiver. To the extent that at the Closing the Seller delivers to the Purchaser a written notice specifying in reasonable detail the failure of any such conditions or the breach by the Seller of any of the representations or warranties of the Seller herein, and nevertheless the Purchaser proceeds with the Closing, the Purchaser shall be deemed to have waived for all purposes any rights or remedies it may have against the Seller by reason of the failure of any such conditions or the breach of any such representations or warranties to the extent described in such notice.

2.3 Conditions to Obligations of the Seller. All of the obligations of the Seller under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by the Seller:

        (a) Accuracy of Representations. The representations and warranties of the Purchaser contained in this Agreement shall be true in all material respects at and as of the Closing Date.

        (b) Covenants and Agreements. The Purchaser shall have performed and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

        (c) Consents and Approvals. All authorizations, consents and approvals of any Governmental Authority, or any nongovernmental person or entity, contractual or otherwise, necessary for the valid consummation by the Purchaser of the transactions contemplated by this Agreement shall have been obtained and shall be in full force and effect.

        (d) No Restraint. There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in any action or proceeding against the transactions contemplated herein.

        (e) HSR Act. The waiting period under the HSR Act shall have expired or been terminated.

2.4 Deliveries by the Seller at the Closing. The Seller shall deliver the following to the Purchaser at the Closing, all in form and substance reasonably satisfactory to the Purchaser:

        (a) An instrument of assignment and assumption with respect to the Assumed Liabilities in a form mutually agreed upon by the parties (the "Assumption Instrument"), duly executed by the Seller and the Purchaser.

        (b) A general bill of sale in a form mutually agreed upon by the parties (the "Bill of Sale"), duly executed by the Purchaser and the Seller, together with such other bills of sale, deeds, endorsements, title certificates, assignments and other good and sufficient instruments of conveyance as appropriate to convey to the Purchaser all of the Seller's title to and interest in the Purchased Assets duly executed by the Seller, together with releases or termination statements of all mortgages, deeds to secure debt, deeds of trust, security interests, pledges, liens and other charges, encumbrances or adverse claims (collectively "Liens") on such property (other than Liens relating to any Assumed Liability).

        (c) All necessary consents to the transactions contemplated by this Agreement from all appropriate third parties.

        (d) An affidavit from the Seller and any other parties required pursuant to Section 1445 of the Code stating that neither the Seller nor any other party so swearing is a "foreign person" and including such other information as may be required under Section 1445 of the Code.

        (e) A certificate dated the Closing Date and executed by an authorized officer of the Seller stating that the representations and warranties of the Seller in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and that the covenants, agreements and conditions to be performed or complied with by the Seller prior to the Closing have been performed and complied with in all material respects.

2.5     Deliveries by the Purchaser at the Closing.  The
Purchaser shall deliver the following at the Closing to the Seller, all in form and substance reasonably satisfactory to the
Seller:

        (a) Payment to the Seller of the Purchase Price specified in Section 1.2(a)(i) by wire transfer to an account, with such account to be specified by the Seller at least two business days prior to the Closing Date, less Fifteen Million Dollars ($15,000,000) which shall be deposited with the Escrow Agent as provided in Section 8.7.

        (b) The Assumption Instrument, duly executed by the Seller and the Purchaser.

        (c) The Bill of Sale, duly executed by the Purchaser and the Seller.

        (d) A certificate dated the Closing Date and executed by an authorized representative of the Purchaser (i) stating that the representations and warranties of the Purchaser contained in this Agreement are true and correct in all material respects on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date and that the covenants, agreements and conditions to be performed or complied with by the Purchaser prior to the Closing have been performed and complied with in all material respects and (ii) certifying the Purchaser's corporate actions represented and warranted pursuant to Section 5.2 and certifying that all such actions are still in full force and effect.

        (e) Sales tax exemption certificates for resale of inventory, duly executed by the Purchaser.

2.6     Post-Closing Calculations and Adjustments.

        (a) Missing Assets. The parties shall jointly take a physical inventory of the spare parts inventory, rental and lease inventory, inventory held for resale and fixed assets (other than uncatalogued items which shall be tested as contemplated by subparagraph (b) below) included in the Purchased Assets as of the Closing Date, which are located at the Seller's facilities on the Closing Date, and based thereon, the parties shall within forty-five (45) days following the Closing Date prepare a list of any items that cannot be located (collectively the "Missing Assets") and their book values. The terms "inventory," "rental inventory," "rental and lease inventory," "rental equipment" and "rental and lease equipment" as used herein shall have the same meaning.

        (b) Closing Date Balance Sheet. As soon as practical after the Closing, but in no event later than ninety (90) days following the Closing Date, the Seller shall cause its auditors to prepare an audited Statement of Net Tangible Assets of the Business as of the Closing Date appropriately adjusted for any Missing Assets (the "Closing Date Balance Sheet") in accordance with the books and records of the Business and the significant accounting policies summarized on Schedule 2.6(b) hereto and other generally accepted accounting principles not inconsistent with Schedule 2.6(b). The Seller shall calculate the amount, if any, by which the net tangible asset value as of the Closing Date as reflected on the Closing Date Balance Sheet (excluding the Excluded Assets and Excluded Liabilities) is less than $279,250,000 (the "Balance Sheet Shortfall") or the amount, if any, by which such net tangible asset value as of the Closing Date is greater than $279,250,000 (the "Balance Sheet Excess").

        (c) Review of Closing Date Balance Sheet and Missing Assets. The Purchaser shall have forty-five (45) days after the delivery by the Seller of the Closing Date Balance Sheet to review said document. The Seller and the Purchaser shall cooperate with each other to the extent reasonably practicable to facilitate such review. In conducting their review of the Closing Date Balance Sheet, the Purchaser and its accountants shall be permitted to have reasonable access to and to examine all books and records (including, but not limited to, correspondence, memoranda, books of accounts and the like) in the possession of the Seller and relating to the Purchased Assets and be permitted to review the working papers of the Seller's accountants relating to the Closing Date Balance Sheet, and shall have access to the Seller's accountants as may be reasonably necessary to permit the Purchaser's accountants to review in detail the manner in which the Closing Date Balance Sheet was prepared. In the event the Purchaser does not have objections to the Closing Date Balance Sheet within such 45-day period, then it shall become final and binding on the parties hereto. If the Purchaser objects to any aspect of the Closing Date Balance Sheet, it shall notify the Seller within such 45-day period specifying in reasonable detail the nature and extent of such objection, and the Seller and the Purchaser will attempt to resolve such dispute, but if they are unable to do so within forty-five (45) days after delivery of any such objection and any unresolved aspects represent in the aggregate an amount in excess of $100,000.00, the parties will submit the unresolved aspects to Price Waterhouse LLP or another mutually satisfactory "Big Six" accounting firm to resolve the dispute and make a determination binding on the parties hereto. In making such determination, said accounting firm shall follow such procedures as it reasonably deems appropriate, it being the desire of the parties that any disagreement be resolved expeditiously and as economically as practicable. If any such unresolved aspects represent in the aggregate an amount equal to or less than $100,000.00, the Seller's calculations shall be binding on the parties hereto. The fees and expenses charged by the accounting firm used to resolve such dispute shall be shared one-half by the Seller and one-half by the Purchaser. For purposes of the following subparagraph (d), the final determination of the Balance Sheet Excess or the Balance Sheet Shortfall shall be deemed to have been made when the parties shall have resolved all disputes or Price Waterhouse or the other accounting firm shall have rendered a final determination on all unresolved aspects.

        (d)     Post-Closing Adjustments.

                (i) The Purchaser shall pay to the Seller, by wire transfer, within five (5) business days following the final determination of the Balance Sheet Excess, the amount of the Balance Sheet Excess, plus interest thereon accrued from the

Closing Date at the 90-day Treasury Rate in effect on the Closing Date plus 1% (the "Additional Purchase Price") and the applicable portion of the Escrow Fund shall be released to Seller as provided in the Escrow Agreement. The Purchaser shall be entitled to withdraw from the Escrow Fund the amount of the Balance Sheet Shortfall up to $11,000,000, plus interest thereon accrued from the Closing Date at the 90-day Treasury Rate in effect on the Closing Date plus 1% and the remainder, if any, of the Balance Sheet Shortfall shall be paid to Purchaser by Seller, by wire transfer, within five (5) business days with interest at the same rate. If the Balance Sheet Shortfall including interest shall be less than Eleven Million Dollars ($11,000,000), the remainder of the applicable portion of the Escrow Fund shall be released to Seller as provided in the Escrow Agreement.

                (ii) If within 150 days of the Closing Date the Seller provides to the Purchaser evidence reasonably satisfactory to the Purchaser that a Purchased Asset which was treated as a Missing Asset (because it could not be located during the post closing inventory) was actually held on the Closing Date by the Seller or its customers, the Purchaser shall pay to the Seller the amount of the book value as of the Closing Date of such Purchased Asset adjusted for its designated status.

2.7 Amendment of Schedules. The Seller may, from time to time on or prior to the Closing, by notice in accordance with the terms of this Agreement, supplement, amend or create any Schedule to reflect the status of the Business and the Purchased Assets as of such time. No such supplemental, amended or additional

Schedule shall be evidence, in and of itself, that the representations and warranties in the corresponding section of this Agreement are no longer true and correct in all material respects. It is specifically agreed that such Schedules may be amended to add a material, as well as immaterial, item thereto. No such supplemental, amended or additional schedule shall be deemed to cure any inaccuracy or breach of any representation or warranty for purposes of Section 8.1, provided, however, that any supplemental, amended or additional schedule related solely to Sections 4.5, 4.6 or 4.11 which is made for the purpose of updating such schedules for changes in the ordinary course of business and updating shall not be deemed to create any inaccuracy or breach of such representation or warranty for purposes of Section 8.1. If, however, the Purchaser would be permitted to refuse to consummate the transactions contemplated by this Agreement pursuant to Section 2.2(a) by reason of matters reflected in such supplemental, amended or additional Schedules and the Closing occurs, any such supplement, amendment or addition will be effective to cure and correct for all other purposes any breach of any representation, warranty or covenant which would have existed if the Seller had not made such supplement, amendment or addition, and all references to any Schedule hereto which is supplemented or amended as provided in this Section 2.7 shall for all purposes after the Closing be deemed to be a reference to such Schedule as so supplemented or amended. In the event the Seller delivers to the Purchaser any supplemental, amended or additional Schedule, the Purchaser shall have the right to delay the Closing until a date that is not more than 5 business days after the date the Purchaser receives such supplemental, amended or additional Schedules; provided, that if such 5 business day period would extend the Closing Date beyond the date after which this Agreement may be terminated by the Purchaser or the Seller pursuant to Section 9.1(b) or (c), the date in Sections 9.1(b) and (c) shall be deemed to be the business day following the expiration of such 5 business day period provided in this Section 2.7.

                             ARTICLE 3

                   BEST EFFORTS; FURTHER ASSURANCES

3.1 General. The parties to this Agreement shall in good faith perform their obligations under this Agreement and use their best efforts to cause the transactions contemplated by this Agreement to be carried out promptly in accordance with the terms of this Agreement. Upon the execution of this Agreement and thereafter, each party shall take such actions and execute and deliver such documents as may be reasonably requested by the other party hereto in order more effectively to consummate the transactions contemplated by this Agreement.

3.2 Access to Books and Records. After the Closing Date the Purchaser and the Seller will grant to each other, and their agents, access during normal business hours to any books and records then in their possession, to the extent that information contained in such books and records relates to the Seller's operation of the Business or its ownership of the Purchased Assets or its obligations under the Assumed Liabilities prior to the Closing Date and there is reason to believe that such information is necessary and appropriate for tax, accounting or other related purposes, and the parties hereto shall retain such books and records for at least five years from the Closing Date.

                             ARTICLE 4

            THE SELLER'S REPRESENTATIONS AND WARRANTIES

The Seller hereby represents and warrants to and covenants and agrees with the Purchaser on the date of this Agreement and at the Closing Date, as follows:

4.1     Status of the Seller.

        (a) Organization, Etc. The Seller is a corporation duly organized and validly existing in good standing under the laws of the State of California and has the corporate power to own or lease its properties and conduct its businesses as now being conducted. The Seller is qualified to do business in all of the jurisdictions in which the failure so to qualify would, individually or in the aggregate, have a material adverse effect on its business or financial condition.

        (b) Powers; Authorization; Binding Nature. With respect to this Agreement and any other agreements, instruments and documents executed and delivered by the Seller pursuant to this Agreement (collectively with this Agreement, the "Seller Delivered Agreements"): (i) the Seller has the power and authority to enter into the Seller Delivered Agreements and to consummate the transactions contemplated by them; (ii) the execution and delivery by the Seller of the Seller Delivered Agreements and the consummation by the Seller of the transactions contemplated by them have been duly authorized by all necessary action on the part of the Seller in compliance with its certificate of incorporation, its bylaws and applicable law;
(iii) the Seller Delivered Agreements constitute valid and binding agreements of the Seller that are enforceable against it in accordance with their terms; and (iv) the Seller Delivered Agreements effectively convey to, and vest in, the Purchaser all right, title and interest of the Seller to and in the Purchased Assets.

        (c) No Consents Required. Except for compliance with any applicable requirements of the HSR Act and as set forth on
Schedule 4.1(c), (i) no consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority on the part of the Seller is required in connection with the execution or delivery of, or the performance of its obligations under the Seller Delivered Agreements or the consummation of the transactions contemplated by them; and
(ii) no consent or approval of any other person is required to avoid a breach or default, or the acceleration or loss of rights, under any contract or agreement to which the Seller is a party and which relates to the Business or to which the Purchased Assets are subject.

        (d) Absence of Violations or Conflicts. Except as disclosed on Schedule 4.1(d), the execution and delivery of the Seller Delivered Agreements and the consummation of the transactions contemplated by them do not and will not with the passing of time or the giving of notice or both, constitute a violation of, conflict with, constitute a breach of or default under or result in the creation or imposition of any Lien upon any of the Purchased Assets under (i) any term or provision of the certificate of incorporation or bylaws of the Seller, (ii) any material agreement, commitment or understanding to which the Seller is a party or to which it or any of its properties is subject, (iii) any judgment, award, decree or order (collectively "Orders") of any court or Governmental Authority or (iv) any statute, law, regulation or rule (collectively "Laws").

4.2     Finance.

        (a)     Financial Statements.  Attached hereto as Schedule

4.2(a) are copies of the unaudited Statement of Net Tangible Assets of the Business as of December 31, 1996, and the related unaudited statements of income for each of the years ended December 31, 1995 and 1996. Seller shall provide the unaudited Statement of Net Tangible Assets of the Business as of December 31, 1995 prior to the Closing. Also included on Schedule 4.2(a) are true and complete copies of the unaudited Statements of Net Tangible Assets of the Business as of March 31, 1997 and June 30, 1997 and related unaudited statements of income for the 3 and 6-month periods then ended (all of which, together with the financial statements hereafter delivered pursuant to Section 6.9, are collectively referred to herein as the "Financial Statements" and individually as "_________ Financial Statements" with the year of the appropriate fiscal year end or in the case of interim financials, the appropriate month being inserted in the blank). The Financial Statements were prepared in accordance with the respective books and records of the Business and, except as noted on Schedule 4.2(a), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered by such statements, except that the unaudited Financial Statements do not contain a statement of cash flow or notes and are subject to normal recurring adjustments which, except as set forth on Schedule 4.2(a), shall not be material in the aggregate, and fairly present in all material respects the financial condition of the Business as of their respective dates and the results of operations and changes in financial position of the Business for the periods indicated.

        (b) Absence of Certain Changes. Except as set forth in Schedule 4.2(b), since March 31, 1997, with respect to the
Business:

                (i)     there has not been any material adverse
change in the Purchased Assets or the financial condition, results of operations or business of the Business taken as a whole;

                (ii)     the Seller has not entered into any
transaction, other than in the ordinary course;

                (iii) the Seller has not executed, created, amended or terminated any material contract, except in the ordinary course of business; and has not received written notice from any other person of its intention to terminate any such contract with the Seller;

                (iv) there has been no resignation or termination of employment of, or notice of intention to do so by, any executive officer or employee of the Seller earning annual base compensation in excess of $75,000;

                (v) there have been no loans made by the Seller to any of its employees, officers or directors, other than travel advances and other similar expenses advances;

                (vi) there has been no waiver or compromise by the Seller of a material right or of a material debt owed to it;

               (vii) there has been no change in accounting methods or practices (including, without limitation, any change in depreciation or amortization policies or rates) by the Seller;

               (viii)     there has been no sale or transfer of
any of the assets of the Seller except in the ordinary course of business;

                (ix)     there has been no mortgage, pledge or
subjection to any encumbrance of any kind, except liens for taxes not due and liens of record, of any of the Purchased Assets;

                (x) there have been no capital expenditures by the Seller (other than for rental inventory) exceeding $25,000 for a single item or group of related items;

                (xi)     there has been no change in the nature,
composition or amount of the inventory of the Seller, other than in the ordinary course of business consistent with past practice;

                (xii)     there has been no agreement or
commitment by the Seller to do or perform any of the acts described in this Section 4.2(b).

4.3     Real and Personal Property.

        (a) Title. All of the real and personal properties included in the Purchased Assets (excluding items which are expensed for federal income tax purposes) with a book value in excess of $1,000 are listed on Schedule 4.3(a) (except for the patents and other intellectual properties disclosed pursuant to
Section 4.4, the contractual rights disclosed pursuant to Section 4.5, the rental and lease inventory disclosed on Schedule 4.3(d)(x) and the leased property used in the Business (the "Leased Property") which is disclosed on Schedule 4.3(a)(i)). Except as set forth in Schedule 4.3(a), the Seller has good and marketable title to the Purchased Assets free and clear of all title defects, claims and liens and encumbrances (other than liens and encumbrances of record and liens and encumbrances which will be Retained Liabilities), and none of the Purchased Assets is subject to any Lien except (i) Liens for taxes not yet due and payable; and (ii) Liens imposed by Law and incurred in the ordinary course of business for obligations not yet due and payable to landlords, materialmen and the like. Except for Liens for taxes not yet due and payable and Liens relating to Assumed Liabilities, all of the Liens on, in or with respect to the Purchased Assets will be paid and discharged in full on or before the Closing Date.

        (b) Condition. Each of the Purchased Assets is sound and in good repair and operating condition (taking into account its designated status), normal wear and tear for the Business excepted. No person other than the Seller is entitled to possess or use any of the Purchased Assets. The Purchased Assets conform to all Laws except for violations that, individually or in the aggregate, would not have a material adverse effect on the Business.

        (c) All Properties Used. The Purchased Assets and the Leased Property constitute all of the properties used in connection with the Business as presently conducted, and the consummation of the transactions contemplated by this Agreement will validly transfer all such properties to the Purchaser free and clear of Liens except as set forth in Schedule 4.3(c) and will not alter the rights or impair the ability of the Purchaser to use such properties.

        (d) Inventory and Products. The rental and lease inventory listed on Schedule 4.3(d)(x) and reflected in the Closing Date Balance Sheet and financial statements set forth in
Section 6.9 comprises all of the rental and lease inventory of the Seller as of March 31, 1997 (with a statement through August 31, 1997 to be provided prior to the Closing). With respect to each such item of inventory, Schedule 4.3(d)(x) sets forth the following information: (i) GE Class Code (ii) asset number;
(iii) acquisition cost; (iv) date of purchase (or age in months);
(v) location of asset; (vi) status of asset, and (vii) book value. Except as set forth on Schedule 4.3(d)(x), all rental and lease inventory listed on said schedule will consist of items that are good and merchantable and of a quality presently usable and salable in the ordinary course of business for the industry in which the Business participates taking into account its designated status except to the extent of any allowances reflected in the Closing Date Balance Sheet and financial statements set forth in Section 6.9. Set forth on Schedule 4.3(d)(y) is the depreciation life of the rental and lease inventory of the Seller.

4.4     Patents; Trademarks; Trade Names, Etc.

        (a) Ownership. Except as provided in Schedule 4.4(a)(x), the Seller owns or licenses all patents, trademarks, service marks, trade names, service names and copy rights and applications therefor and registrations thereof, and all computer programs, software, firmware and documentation, and all trade secrets and other intellectual properties which are used in the conduct of the Business (collectively the "Intellectual Properties"). Set forth on Schedule 4.4(a)(y) is a list and description of all patents, trademarks, service marks, trade names and service names included in the Purchased Assets, and all applications therefor and registrations thereof and all licenses and other agreements (other than licenses of generally available computer programs) pursuant to which the Seller has any right to use or enjoy any intellectual property used in the Business that is owned by others or pursuant to which the Seller is under a duty of confidentiality with respect to any intellectual property used in the Business that is owned by others (collectively the "Intellectual Property Agreements"). Except as set forth in
Schedule 4.4(a)(z), all of the Intellectual Properties are free and clear of all assignments, licenses, encumbrances or charges, and the Seller has not received any claims asserted during the past three years by any person against the use by the Seller, or challenging or questioning the validity or effectiveness, of any of the Intellectual Properties or the Intellectual Property Agreements or the production, marketing, licensing, rental or sale of any of the Business's products or services, or any of the technology, know-how or processes used in the ordinary conduct of the Business.

        (b) No Violations. Except as set forth in Schedule 4.4(b), to the knowledge of the Seller, the use, production, marketing, licensing, rental or sale of the products of the Business, or the use of the technology, know-how and processes used in the Business does not violate or infringe any patent, trademark, service mark, trade name, copyright, technology, know-how, process, trade secret or other rights or other intellectual properties of any third party, and Seller has received no such claims. Except as set forth on Schedule 4.4(b), to the knowledge of the Seller, no person, firm, corporation or entity is infringing upon or violating any of the intellectual property rights used in the Business, including the Seller's rights under any of the Intellectual Property Agreements.

4.5 Contracts. Except for the Intellectual Property Agreements, insurance agreements and employee related agreements disclosed pursuant to Sections 4.7 and 4.8, each written contract, agreement, commitment or understanding of the Business to which the Seller is a party or which is otherwise an Assumed Liability, is listed on Schedule 4.5, provided, however, in the case of standard agreements or leases with customers and other standard commercial contracts which (i) may be terminated by Seller on 90 or fewer days notice without penalty or (ii) do not call for revenues or expenditures of more than $150,000 in any twelve month period, are described on Schedule 4.5, all of which, together with the Intellectual Property Agreements, are referred to herein as "Contracts." Except as set forth on Schedule 4.5:
(i) the Seller is not in default in connection with any Contract, and so far as the Seller knows, no other party is in default under any of the Contracts; (ii) there is no outstanding notice of cancellation or termination in connection therewith; and (iii) each of the Contracts is a valid and binding obligation of the Seller which is in full force and effect in accordance with its terms. All Contracts and agreements for the rental and lease of equipment are for actual transactions, regularly entered into and are enforceable according to their terms (subject to the effect of bankruptcy and similar laws of general application). The Seller has shipping information reflecting that the equipment covered by each contract and agreement has been delivered to the customer in accordance with the particular contract or agreement and has received no notice that the equipment is not in the possession of such customer. Attached as part of Schedule 4.5 are true and correct copies of all agreements with employees of the Business concerning terms of employment, secrecy, confidentiality and competition. Except as disclosed on Schedule
4.5 and with respect to the Business, the Seller is not a party or subject to:

        (a) any employment contract to be assigned to the Purchaser, written or oral, with any officer, consultant, director or employee that is not terminable on [30] days' notice or less without penalty or legal obligation to make payments after the expiration of such notice period;

        (b) any contract for the purchase of equipment or construction providing for payments by the Company in excess of $25,000 (other than for rental or lease inventory);

        (c) any joint venture contract or arrangement or any other arrangement involving a sharing of profits;

        (d) any agreement or instrument evidencing or pertaining to indebtedness for borrowed money or the deferred purchase price of property, by way of direct loan, purchase money obligation, conditional sale, guarantee or otherwise, in the amount of $10,000 or more;

        (e) any advertising agreement or understanding not terminable by the Seller within 90 days of the Closing Date without liability in excess of $50,000; and

        (f) any agreement which restricts the right of the Seller to compete or engage in any business in any geographic area.

4.6     Employees; Employment Relationships.  Attached as
Schedule 4.6 is a list of each employee of the Business setting forth each such employee's compensation, date of hire and years of service.

4.7 Employee and Fringe Benefit Plans. (a) Each welfare plan, as defined in Section 3(1) of the Employee Retirement

Income Security Act of 1974 as amended ("ERISA"), without regard to Sections 4(b)(4) or 4(b)(5) thereof, including, but not limited to, any plan, fund or program which was established or is maintained for the purpose of providing for its participants or their beneficiaries, through the purchase of insurance or otherwise, medical, surgical, or hospital care or benefits in the events of sickness, accident, disability, death or unemployment or vacation ("Welfare Plan"), (b) each pension plan, as defined in Section 3(2) of ERISA, without regard to Sections 4(b)(4) or 4(b)(5) thereof, including, without limitation, any plan, fund or program that provides retirement income to employees or results in deferral of income by employees for periods extending to the termination of covered employment or beyond ("Pension Plan"), and
(c) each other plan, program or arrangement which is a material fringe benefit or provides any material supplemental compensation, in which any employee of the Business participates or is entitled to benefits by reason of employment in the Business is listed in Schedule 4.7. The Seller has no liability and no event has occurred relating to any Welfare Plan or Pension Plan that would affect in any manner the Purchaser's right, title and interest in, or the Purchaser's right to use or enjoy (free and clear of any Lien), any Purchased Assets, any Assumed Liability or any aspect of the Business, or that otherwise may subject the Purchaser or any asset of the Purchaser to any liability.

4.8 Labor Relations. Except as set forth in Schedule 4.8 and with respect to the Business: (a) the Seller is in material compliance with all Laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and to the knowledge of the Seller is not or was not engaged in any unfair labor practice; (b) there is no unfair labor practice complaint against the Seller pending or to the knowledge of the Seller threatened before the National Labor Relations Board; (c) there is no labor strike, dispute, organizing effort, slow down or stoppage pending or to the knowledge of the Seller threatened against the Business; (d) no grievance which might have an adverse effect on the Business nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending or to the knowledge of the Seller is threatened; (e) there is no collective bargaining agreement for employees of the Business which is binding on the Seller;
(f) none of the employees of the Business is represented by a labor union and (g) the Business has not experienced any labor stoppage, concerted activity or other labor difficulty during the last three years.

4.9 Litigation; Compliance with Law. Except as disclosed on Schedule 4.9 and with respect to the Business: (a) the Seller is not engaged in or a party to or, to the knowledge of the Seller, threatened with any legal action, investigation, charge or other proceeding, at law or in equity or otherwise, whether or not before any court or Governmental Authority and whether by a private or public party, any adverse determination of which would adversely affect the Seller or the Purchaser, the Purchaser's ownership or possession of any of the Purchased Assets or its rights under any of the Assumed Liabilities, or the operation of the Business; (b) neither the Seller nor any of the officers of the Business has been charged or, to the knowledge of the Seller, threatened at any time during the last three years with any violation of, has received any written notice or warning from any Governmental Authority with respect to any failure or alleged failure to comply with, or is under investigation with respect to, any provision of Law, any adverse determination of which would adversely affect the ownership or possession by the Seller or the Purchaser of any of the Purchased Assets or the Purchaser's rights under any of the Assumed Liabilities, or the operation of the Business; (c) to the knowledge of the Seller, the Seller is not currently or has been during the last two years in material violation of any Law or Order applicable to it;
(d) neither the Seller nor any of the officers of the Business is a party to or subject to any Order entered in any lawsuit or proceeding brought by any Governmental Authority or by any person, firm, corporation or other entity against the Seller relating to the operation of the Business; (e) the Seller has obtained all material permits, licenses, authorizations and other approvals of all Governmental Authorities required for the Business, and all are valid and in full force and effect; and
(f) the Seller is not in breach of any agreement with a federally chartered or insured bank or other lending institution relating to the Business.

4.10     Environmental Matters.

        (a) For purposes of this Agreement, the term "Environmental Laws" shall mean the Comprehensive Environmental Responses, Compensation and Liability Act of 1980 ("CERCLA"), the Resource Conservation and Recovery Act ("RCRA"), the Hazardous Materials Transportation Act, any federal, state or local environmental statute (including any amendments to each of the foregoing) and all other federal, state or local laws or regulations relating to pollution or protection of the environment and any Order related thereto. For purposes of this Agreement, the term "Hazardous Materials" shall mean any friable asbestos, petroleum products, underground tanks of any type and all materials defined as "hazardous substances," "hazardous wastes," "toxic substances," "solid wastes" or bearing similar or analogous definitions in any Environmental Law.

        (b) Except as set forth on Schedule 4.10, the Seller has conducted the Business and will consummate the transactions contemplated by this Agreement in material compliance with all Environmental Laws and all Authorizations obtained pursuant thereto.

        (c) The Seller has not received any notice from the United States Environmental Protection Agency that it is a potentially responsible party under the Comprehensive Environmental Response, Compensation and Liability Act (a "Superfund Notice") with respect to any properties of the Business, any citations from any Governmental Authority for noncompliance with its requirements with respect to air, water or environmental pollution, or the improper storage, use or discharge of any hazardous waste, other waste or other substance or material pertaining to the Business ("Citations") or any written notice from any private party alleging any such noncompliance or impropriety; and there are no pending or unresolved Superfund Notices, Citations or written notices from private parties alleging any such noncompliance or impropriety with respect to the Business.

4.11 Major Customers and Suppliers. Schedule 4.11 sets forth (a) the name of, and a brief description of the goods supplied to, each customer of the Business whose purchase, lease or rental of goods or services from the Seller during the 12 month period ending May 31, 1997 (with a statement through July 31, 1997 to be provided prior to the Closing) equaled or exceeded $150,000 during such period and the amounts of the rentals, leases, or purchases by each such customer during such period, and (b) the name of, and a brief description of the goods or services supplied by, each supplier of goods or services to the Business to whom the Seller paid in the aggregate $150,000 or more during the 12 month period ending June 30, 1997. For purposes of this Agreement, the term "lease" shall mean any lease or rental agreement whose term is twelve months or longer, and the term "rental" shall mean any lease or rental agreement whose term is less than twelve months

4.12 Taxes. The Seller has no liability, proposed or actual or to Seller's knowledge threatened, with respect to taxes that would adversely affect Purchaser's right, title and interest in, or the Purchaser's right to use or enjoy (free and clear of any Lien), any Purchased Assets, any Assumed Liability or any aspect of the Business.

4.13 Commissions. Except as set forth in Schedule 4.13 and with respect to the Business, the Seller has not paid commissions or other similar remuneration to any person who was not an employee of the Seller or any entity since January 1, 1996.

4.14     Government Contracts.  Except as set forth in Schedule
4.14 and with respect to the Business, the Seller is not, and has not been since January 1, 1996, a party to any agreement, arrangement or understanding with any instrumentality of the United States federal government.

4.15     Brokers and Finders Fees.  Except as set forth on
Schedule 4.15, the Seller did not employ any broker or finder or incur any liability for any broker's or finder's fee in connection with the transactions contemplated hereby.

                             ARTICLE 5

          THE PURCHASER'S REPRESENTATIONS AND WARRANTIES

The Purchaser hereby represents and warrants to the Seller as follows:

5.1 Organization. The Purchaser is a corporation duly organized and existing in good standing under the laws of the State of California.

5.2 Power; Authorization; Binding Nature. With respect to this Agreement and any other agreements, instruments and documents executed and delivered by the Purchaser pursuant to this Agreement (collectively with this Agreement the "Purchaser

Delivered Agreements"): (a) the Purchaser has the power and authority to enter into the Purchaser Delivered Agreements and to consummate the transactions contemplated by them; (b) the execution and delivery by the Purchaser of the Purchaser Delivered Agreements and the consummation by the Purchaser of the transactions contemplated by them have been duly authorized by all necessary action on the part of the Purchaser in compliance with its articles of incorporation, its bylaws and applicable Law; and (c) the Purchaser Delivered Agreements constitute valid and binding agreements of the Purchaser that are enforceable against it in accordance with their terms.

5.3 Absence of Violations or Conflicts. The execution and delivery by the Purchaser of the Purchaser Delivered Agreements and the consummation by the Purchaser of the transactions contemplated by them do not and will not with the passing of time and the giving of notice or both constitute a violation of, conflict with, or constitute a breach of or default under (a) any term or provision of the articles of incorporation or bylaws of the Purchaser, (b) any agreement, commitment or understanding to which the Purchaser is a party or to which any of its properties is subject, (c) any Order of any court or Governmental Authority or (d) any Laws. Except for compliance with the HSR Act, no consent, approval, order or authorization of, or registration, declaration or filing with any Governmental Authority is required in connection with the Purchaser's execution or delivery of, or the Purchaser's performance under, the Purchaser Delivered

Agreements or the consummation of the transactions contemplated by them.

5.4 No Pending Litigation or Proceedings. No litigation is pending or, to the knowledge of the Purchaser, threatened against or affecting the Purchaser in connection with any of the transactions contemplated by this Agreement. There is presently no outstanding judgment, decree or order of any Governmental Authority against or affecting the Purchaser in connection with the transactions contemplated by this Agreement.

5.5     Brokers and Finders Fees.  Except as set forth in
Schedule 5.5, the Purchaser did not employ any broker or finder or incur any liability for any broker's or finder's fee in connection with the transactions contemplated hereby.

                             ARTICLE 6

                          OTHER AGREEMENTS

6.1 Continuing Operation of Business. The Seller covenants and agrees that the Seller shall do the following with respect to the Business, on and after the date of this Agreement and until the Closing Date (except as otherwise agreed to in writing by the Purchaser):

        (a) Carry on the Business in the ordinary and regular course consistent with past practice and not engage in any trans-action or activity or enter into any agreement or make any commitment except those in the ordinary and regular course of business and not otherwise prohibited under this Section 6.1;

        (b) Not grant any increase in the compensation of employees of the Business, whether now or hereafter payable

(including any such increase pursuant to any Welfare Plan or Pension Plan) and not employ any additional personnel, except in the ordinary course of business consistent with past practices;

        (c) Not sell or grant any license, franchise, option or other right of any nature whatsoever to sell, distribute, or otherwise deal in or with the merchandise of the Business or use any patent, trade name, trademark, service mark, copyright, pending applications therefor, trade secrets or other rights of the Business, except in the ordinary course of business; and

        (d) maintain intact, in accordance with Seller's reasonable business judgment, its operations;

        (e) continue to meet its material contractual obligations incurred in the ordinary course of business;

        (f) pay all of its material obligations incurred in the ordinary course of business and not waive any of its material rights;

        (g) not make any capital expenditures (other than for inventory) in excess of $25,000;

        (h) not make rental and lease inventory purchases resulting in a percentage growth in inventory from the date of this Agreement that is more than 5% greater than the percentage growth in revenues of the Business from the date of this Agreement nor any single purchase of rental and lease inventory in excess of $50,000;
        (i) use commercially reasonable efforts to preserve the current relations with its suppliers, customers and distributors; and

        (j) not take any action, or omit to take any action, which would result in a material breach of the representation and warranty set forth in Section 4.2(b) without the prior consent of the Purchaser which shall not be unreasonably delayed or withheld.

6.2 Satisfaction of Liens and Indebtedness. The Seller shall remove or discharge all Liens on any of the Purchased
Assets and repay any indebtedness or other monetary obligation secured by any of such items, other than any that constitute an Assumed Liability with respect to the Business.

6.3 Inspection. The Seller shall allow the Purchaser and its representatives full access during normal business hours after the date hereof and until the Closing to the personnel and representatives and to all of the books, contracts, commitments, records and properties (including facilities) of the Seller related to the Purchased Assets, the Assumed Liabilities and the Business, and reasonable access to the accountants and counsel of the Seller, provided that any extra-ordinary access to the Seller's accountants and counsel will be at the Purchaser's expense, and shall furnish promptly to the Purchaser all information concerning its business, properties and personnel as the Purchaser may reasonably request.

6.4     Expenses.

        (a) General. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses and costs incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby.

        (b)     Certain Taxes.  Notwithstanding the foregoing:

                (i) Except as otherwise specifically provided in this Agreement, all transfer and sales taxes relating to the transactions contemplated herein shall be paid by the Purchaser, and all other taxes, fees and expenses relating to the transactions contemplated by this Agreement and all recording, indexing and filing relating to recording all documents effecting or evidencing transfer of title to the Purchased Assets shall be paid by the party against which they are imposed under applicable Laws.

                (ii) All property, ad valorem and similar taxes imposed on the Purchased Assets that are accrued in the Closing Date Balance Sheet shall be paid by the Purchaser, and any other such taxes imposed on the Purchased Assets shall be prorated as of the Closing Date, with the Seller paying the portion thereof attributable to the period prior to the Closing Date and the Purchaser paying the portion thereof attributable to the period beginning on the Closing Date.

6.5     Certain Employee Matters.

        (a) Obligation to Hire. Except for the Retained Employees identified by Purchaser at or prior to the Closing, the Purchaser shall offer employment commencing on the Closing Date, to any individual who is actively employed by the Business as of the Closing Date. An employee of the Business who is absent on the Closing Date due to vacation or holiday or who has been absent for less than five consecutive working days immediately prior to the Closing Date due to illness shall be considered actively at work on the Closing Date (collectively, the "Transferred Employees"). On and after the Closing Date Purchaser shall comply, at its expense, with all employment laws with respect to the Transferred Employees employed as of the Closing Date, including, but not limited to, the Family and Medical Leave Act, the Americans with Disability Act, and all federal or state laws on military leave. Any employee of the Business who is entitled to return to work under such federal or state laws (including any employee who is receiving benefits under the Seller's short-term disability plan) shall be offered the opportunity to become an employee of the Purchaser when such individual returns to work (hereafter such employee who returns to work shall be referred to as a "Subsequently Transferred Employee"). Transferred Employees and individuals who are eligible to become Subsequently Transferred Employees shall be enumerated in Schedule 4.6. Purchaser shall provide all Transferred Employees and Subsequently Transferred Employees with wages that are at least equal to those provided by Seller as of the Closing Date during their first year of employment with the Purchaser, but nothing in this Agreement shall preclude changes in any Transferred Employee's and Subsequently Transferred Employee's wages or benefits as the result of any change in such person's status or responsibilities, or after said one-year period, and nothing in this Section 6.5(a) shall prevent Purchaser from terminating any Transferred Employee or Subsequently Transferred Employee for cause during such one-year period. For purposes of the foregoing sentence, with respect to that portion of compensation arising under any incentive bonus or similar plan or arrangement, the Purchaser shall be obligated only to provide an alternative plan or arrangement by which employees shall have the possibility of earning amounts reasonably equivalent to those under the plans and arrangements of the Seller. In addition, for a period of two (2) years following the Closing Purchaser shall provide Transferred Employees and Subsequently Transferred Employees with benefits which are comparable in the aggregate to those provided by the Seller as of the Closing Date.

        (b) Retained Employees. Notwithstanding any provision in subparagraph (a) above to the contrary, Purchaser shall be entitled to designate up to 38 employees of Seller as "Retained Employees" prior to the Closing Date or at any time within one
(1) year after the Closing Date and provide such a list on
Schedule 6.5(b). If such a notice is provided after the Closing Date, Seller shall have the option to (i) re-employ such Retained Employee on the date of such notification and shall be responsible for all benefits specified in this Section 6.5 from and after the date of such re-employment or (ii) pay for all severance payments arising in connection with the termination of such Retained Employee.

        (c) Employees and Benefit Plans. The Purchaser shall take all actions necessary or appropriate to permit Transferred Employees and Subsequently Transferred Employees to participate as soon as practicable after the Closing Date in the employee benefit programs of the Purchaser for which they are otherwise eligible. Purchaser shall amend its tax-qualified defined contribution plan(s) to the extent necessary to receive eligible rollover distributions (as defined in Code Section 402(c)(4)) from the Seller's defined contribution plan(s) in which Transferred Employees or Subsequently Transferred Employees participated in prior to the Closing Date. In addition, the Transferred Employees' and Subsequently Transferred Employees' length of service with the Seller shall be recognized as length of service with the Purchaser for earning the following benefits from the day that they begin service with the Purchaser:

                (i)     vacation and holiday benefits;

                (ii) eligibility for absence payments, such as death in family and military service allowances; and

                (iii) vesting and eligibility to participate in and receive benefits from any pension plan (as defined in section (3)(2) of ERISA) maintained by Purchaser;
provided, however, that Purchaser shall have no liability for any benefits relating to periods prior to the Closing Date unless an appropriate accrual therefor is made in the Closing Date Balance Sheet except as otherwise provided in
Section 6.5(d) of this Agreement.

        (d) Severance. The Purchaser shall maintain, for twelve months following the Closing Date, a severance plan, the terms and conditions of which shall be as set forth in
Schedule 6.5(d) which is identical to the severance plan maintained by the Seller as of the Closing Date. In determining the benefits payable to any Transferred Employee or Subsequently

Transferred Employee under such severance plan for terminations occurring on or after the Closing Date, Purchaser shall treat all service earned by a terminated employee with the Seller as service with the Purchaser.

        (e) Health Coverage. Effective as of the Closing Date, Purchaser shall provide medical coverage to all Transferred Employees and Subsequently Transferred Employees (and their respective dependents, as applicable) under Purchaser's medical plan without regard to any preexisting condition exclusion. Purchaser shall be solely responsible and shall hold Seller harmless for any and all damages, losses, liabilities and expenses (including, without limitation, expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit, or proceeding) arising under Code section 4980B and the regulations promulgated thereunder for all qualifying events (as defined in Code section 4980B9(f)(3)) occurring on or after the Closing Date with respect to any Transferred Employee or any individual who becomes a Subsequently Transferred Employee.

6.6 Confidentiality. The covenants, terms and conditions of the Confidentiality Agreement between the Purchaser and the Seller dated April 30, 1997, are hereby incorporated herein in full. Neither the Purchaser nor the Seller will make any public disclosure or publicity release pertaining to the existence of this Agreement or the subject matter hereof without the prior written consent of the other party; provided however, that each party shall be permitted to make such disclosure to the public or any Governmental Authority as its counsel shall reasonably deem necessary to comply with any Laws, but any such disclosure shall be submitted to the other party hereto for review prior to dissemination, except as otherwise required by Law.

6.7 No Solicitations; Discussions By Seller. Between the date of this Agreement and the Closing Date or the earlier termination of this Agreement, the Seller will not, nor will the Seller permit any of its representatives to solicit or encourage any proposal for the acquisition of all or any significant part of the business, properties or assets of the Business with any other party.

6.8     Filing under the HSR Act.

        (a) General. The Purchaser and the Seller acknowledge that the transactions contemplated by this Agreement require filings with the Federal Trade Commission (the "FTC") and the Antitrust Division of the United States Department of Justice
(the "Antitrust Division") under the HSR Act.

        (b) Filings. The Purchaser and the Seller shall each promptly file with the FTC and the Antitrust Division the notifications and reports required to be filed pursuant to the HSR Act and shall undertake in good faith to file promptly any supplemental information which may be requested in connection therewith, which notifications and reports will comply in all material respects with the requirements of the HSR Act. The Purchaser and the Seller shall each furnish to the other such information as either may reasonably request to make such filings. The Seller shall reimburse the Purchaser for 50% of the HSR filing fee to be paid by the Purchaser.

6.9 Additional Financial Statements. The Seller shall cause its auditors to prepare audited financial statements of the Business as of December 31, 1995, December 31, 1996 and October 31, 1997, and deliver them to Purchaser not later than December 31, 1997, the costs of which shall be equally split between the Seller and the Purchaser but Purchaser's obligation shall not exceed $62,500.

6.10 Transition Services. The Seller shall provide certain specified transition services to the Purchaser as provided in the Continuing Services Agreement attached hereto as Exhibit C.

6.11 Fees for Credit Commitment. Purchaser shall use its best efforts to obtain a credit commitment from a bank reasonably acceptable to Purchaser which will state that funds will be available (without a condition for syndication of the credit facility) (the "Credit Commitment") for a loan of up to $375,000,000 on commercially standard terms and conditions with a funding date of October 31, 1997. In the event that the Closing occurs, Purchaser and Seller shall share (one-half each) the costs of the Credit Commitment that are (i) in excess of the fees that would have been paid by Purchaser for a "best efforts" financing, and (ii) in excess of $768,000; provided, however, that the costs to be paid by Seller shall not exceed $950,000. Purchaser shall also use its best efforts to obtain the funding for the transactions contemplated herein pursuant to the Credit

Commitment or otherwise from other sources on commercially reasonable terms.

6.12     Repurchase of Certain Uncollectible Accounts
Receivable.

     (a) For a period of one hundred eighty (180) days after the Closing, the Purchaser shall use commercially reasonable efforts, consistent with the level of effort, procedures and expenditures made by Purchaser with respect to its own receivables, to collect the accounts receivable included in the Purchased Assets as of the Closing Date. Seller shall also be permitted to participate in the collection efforts in a reasonable manner, but shall not contact customers without permission from Purchaser which permission shall not be unreasonably withheld. For a period of thirty (30) days following the expiration of such 180-day period, Purchaser shall have the option with respect to Subject Receivables (as defined below), of either: (A) retaining any Subject Receivables and forgoing any claim against the Seller under this Agreement or
(B) delivering to the Seller a list of such uncollected Subject Receivables (the "Unrecovered Receivables"), transferring title to such Unrecovered Receivables to the Seller and obtaining from the Seller a refund for (x) the related equipment when applicable pursuant to (d) below and (y) the receivables (only after any otherwise refundable amounts with respect to receivables exceed the applicable reserves for uncollectible accounts receivable in the Closing Date Balance Sheet) equal to:
          (1) the amount of such Unrecovered Receivable (as determined in (e) below) accrued as of the Closing Date (which shall include the book value at the Closing Date of related equipment when applicable pursuant to (d) below), plus
(2) interest on such amount from the Closing Date at the 90-day Treasury rate in effect on the Closing Date plus 1%, less (3) any amounts received by the Purchaser with respect to such Unrecovered Receivable after the Closing Date and less
(4) interest on such amounts received, computed from the date or dates of receipt at the foregoing annual rate.

     (b) Purchaser shall obtain Seller's approval prior to settling any Subject Receivable for less than the gross amount thereof, with Seller's approval not to be unreasonably withheld, and if Seller does not notify Purchaser of the withholding of such approval and the reasons therefor within five (5) business days of receipt of notice from Purchaser, Seller shall be deemed to have approved the proposed settlement; provided that if Purchaser unilaterally elects to settle any such Subject Receivable for an amount less than the gross amount or such lesser amount as Seller may approve, Purchaser shall be deemed to have collected such Subject Receivable in the gross amount or such lesser amount as Seller shall have approved. Upon Seller's reimbursement of Purchaser for any Unrecovered Receivable, Purchaser shall do, execute, acknowledge and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances and other instruments and papers as may reasonably be required to sell, assign and transfer to Seller all the right, title and interest of Purchaser in such Unrecovered Receivable.

        (c) If Purchaser elects to sell any of the Subject Receivables to the Seller, Purchaser shall notify Seller and shall provide Seller with reasonable supporting detail showing the proposed calculation of the reimbursement due with respect thereto. Within thirty (30) business days of each such notification (the "Review Period"), Seller may object in writing to such proposed calculations, provided that Seller shall make payment to Purchaser, by wire transfer of immediately available funds to such account as Purchaser may specify, of any amounts owing to Purchaser which are not subject to Seller's objection. During the Review Period, the Seller shall have reasonable access to all books and records in the possession of the Purchaser (which Purchaser shall maintain consistent with its maintenance of its current books and records) to enable the Seller to review and verify the calculation and supporting information provided by Purchaser. If the Seller objects to such calculation and supporting information, it shall notify the Purchaser and the parties shall attempt to resolve any dispute. If they are unable to do so within 30 days after delivery of such objection, the parties will submit the unresolved calculation to Price Waterhouse LLP, or such other Big Six accounting firm acceptable to the parties, to resolve the dispute and make a determination binding on the parties. In making such determination, said accounting firm shall follow such procedures as it reasonably deems appropriate, it being the desire of the parties that any disagreement with respect to the calculation be resolved expeditiously and as economically as practicable. The fees and expenses charged by Price Waterhouse LLP, or such other Big Six accounting firm acceptable to the parties, shall be shared one-half by the Seller and one-half by the Purchaser. Promptly following any determination by Price Waterhouse LLP, or such other Big Six accounting firm acceptable to the parties, Seller shall make payments to Purchaser as aforesaid of any additional amount owing to it hereunder based upon such determination. Any amounts received by Purchaser in collection of any Unrecovered Receivables following reimbursement by Seller shall be promptly transferred to the Seller. In the event that Purchaser is required by law to refund to the customer or its legal representative amounts previously paid to Seller pursuant to the previous sentence, Seller shall reimburse Purchaser for such amounts. In the event that Purchaser incorrectly paid Seller any amounts pursuant to the second preceding sentence due to computational error, Seller shall reimburse Purchaser such amounts. Purchaser shall certify within ninety (90) days of each anniversary date of this Agreement for a period of 3 years that all such amounts paid pursuant to the third preceding sentence have been remitted to Seller.

        (d) Subject Receivables shall be all receivables that as of the Closing Date were unpaid thirty-one (31) days or more from the invoice date, or with respect to all receivables billed on other than a monthly basis, those that were more than sixty
(60) days past the beginning of the rental or lease period of performance or sale (the beginning of the billing period). Subject Receivables shall include all related Equipment on a rental or lease contract still in possession of the customer only
(i) in the case of a customer's inability to pay its obligations as they become due as agreed to by Seller and Purchaser at the time, or in the absence of such agreement as determined by Purchaser, together with the customer's documented unwillingness to return the equipment, or (ii) in cases where the customer and equipment cannot be located.

        (e) Unrecovered Receivables shall be computed by deducting credit memoranda outstanding for the applicable Unrecovered Receivables existing at the Closing Date to the extent reflected in the Closing Date Balance Sheet. Any amounts received by Purchaser that are not designated for a specific invoice, and which cannot be designated to a specific rental, lease or sale agreement shall be applied on a proportional basis over all of the obligations of such customer (with such amounts applied first to the earliest claim under each agreement); provided that if a payment can be designated to a specific rental, lease or sale agreement but not to a specific invoice, such payment shall be applied to the earliest claim against such customer pursuant to such identified agreement.

6.13     Equipment Not in the Possession of Seller at Closing.

        (a) Following the Closing, Seller shall reimburse the Purchaser, as set forth below, for the book value as reflected on the Closing Date Balance Sheet (plus interest, and less certain amounts as provided below) of all rental and lease equipment shown by the records of the Seller to be in the possession of the Seller's customers ("On-Rent Equipment), equipment shown by the records of the Seller to be off site for repairs ("Repair Equipment"), equipment shown by the records of the Seller to be in transit ("In-Transit Equipment"), or equipment shown by the records of Seller to be in the possession of employees ("Employee Equipment"), all as of the Closing Date, as to which:

                (i)     the customer denies possession of On-Rent
Equipment and proof of delivery satisfactory to the customer or proof of return cannot be documented;

                (ii)     Seller or Purchaser is notified by the
customer that the On-Rent Equipment was received by it in damaged condition (in which case the amount owed shall be the lower of the cost of repairs or the cost of replacement);

                (iii) the Repair Equipment cannot be located and proof of delivery satisfactory to the vendor or proof of return cannot be documented, the Repair Equipment is returned to the Purchaser in damaged condition(in which case the amount owed shall be the lower of the cost of repairs or the cost of replacement), or the vendor does not take responsibility for the Repair Equipment;

                (iv) the In-Transit Equipment cannot be located and satisfactory proof of return cannot be documented, or the In-
Transit Equipment is delivered to the Purchaser in damaged condition (in which case the amount owed shall be the lower of the cost of repairs or the cost of replacement), or

                (v)     the Employee Equipment cannot be
located and satisfactory proof of return cannot be documented, or the Employee Equipment is returned to the Purchaser in damaged condition (in which case the amount owed shall be the lower of the cost of repairs or the cost or replacement). Equipment described in clauses (i), (ii),
(iii), (iv) or (v) is referred to herein as "Subject Equipment." Following the Closing, Purchaser shall use commercially reasonable efforts to identify Subject Equipment and to collect amounts due and payable to it with respect thereto. Seller agrees, without implying any limitation on changes that Purchaser may make following the Closing, that the level of effort, procedures and expenditures made by Seller for such purpose prior to the Closing shall be deemed to constitute commercially reasonable efforts.

        (b) Purchaser shall notify Seller, from time to time, as Subject Equipment is identified and shall provide Seller with reasonable supporting detail showing the proposed calculation of the reimbursement due with respect thereto. Within 30 business days of each such notification (the "Review Period"), Seller may object in writing to such reimbursement or, if it has no objection, make payment to Purchaser, by wire transfer of immediately available funds to such account as Purchaser may specify, of an amount with respect to such equipment equal to the book value thereof, as reflected on the Closing Date Balance Sheet, plus interest on such amount from the Closing Date at the 90-day Treasury Rate in effect on the Closing Date plus 1%, less the sum of (x) all amounts received by Purchaser subsequent to the Closing Date with respect to such equipment, as rent or pursuant to the risk of loss provision of the applicable rental agreement, (y) the salvage value of any such equipment (as determined by Purchaser) returned to or recovered by Purchaser and (z) interest on such amounts received, computed from the date or dates of receipt at the foregoing annual rate. Upon payment to Purchaser of the amount specified in the preceding sentence with respect to any On-Rent Equipment, Seller may (at its election) receive from Purchaser an assignment of the rental or lease agreement covering such On-Rent Equipment and retain for its own account any amounts recovered thereunder and any rights to the On-Rent Equipment. During the Review Period, the Seller shall have reasonable access to all books and records in the Possession of the Purchaser to enable the Seller to review and verify the information provided by Purchaser. If the Seller objects to such information, it shall notify the Purchaser and the parties shall attempt to resolve any dispute. If they are unable to do so within 30 days after delivery of any such objection, the parties will submit the unresolved aspects to Price Waterhouse to resolve the dispute and make a determination binding on the parties. In making such determination, said accounting firm shall follow such procedures as it reasonably deems appropriate, it being the desire of the parties that any disagreement be resolved expeditiously and as economically as practicable. The fees and expenses charged by Price Waterhouse shall be shared one-half by the Seller and one-half by the Purchaser. Promptly following any determination by Price Waterhouse Seller shall make payment to Purchaser as aforesaid of any additional amount owing to it hereunder based upon such determination.

        (c) No reimbursement shall be payable from Seller to Purchaser in respect of Equipment which has not been designated as Subject Equipment within the period of 180 days following the Closing, unless Purchaser has notified Seller in writing within such period: (x) identifying the particular equipment;
(y) setting forth the reason why Purchaser believes such equipment may be Subject Equipment, and (z) identifying the applicable rental or lease agreement from the records of the Business.

        (d) If any Subject Equipment is recovered by Purchaser following its designation as Subject Equipment, Purchaser shall promptly notify Seller and Seller shall be entitled to a refund of any amounts theretofore paid with respect thereto (or a credit against amounts owing with respect thereto) pursuant to this
Section 6.13, less costs of recovery and repair or reconditioning, if any, plus interest at the 90-day Treasury Rate in effect on the Closing Date plus 1%. In addition, in the event the Seller believes that the salvage value determined by Purchaser is unduly low, Seller shall have the right, upon payment to Purchaser of the amounts owing in respect of such equipment, to purchase such equipment for the amount determined by Purchaser to be its salvage value.

        (e) Purchaser shall maintain all records related to the Subject Equipment which are transferred to Purchaser as part of the transaction contemplated herein for the one-year period following the Closing.

                             ARTICLE 7

                  NONCOMPETITION AND NONDISCLOSURE

7.1 Scope and Reasonableness of Restrictions. The Seller acknowledges that the Seller presently sells products and services throughout the United States (collectively the "Territory") and that the Purchaser intends to increase its sales and operations throughout the Territory. The Seller further acknowledges that the Purchaser would not enter into any of the transactions contemplated by this Agreement without the assurance that the Seller will not engage in the activities prohibited by this Article 7 as and for the periods set forth, and, in order to induce the Purchaser to consummate the transactions contemplated by this Agreement, the Seller agrees to restrict its actions throughout the Territory as provided in this Article 7. The Seller acknowledges that such restrictions are reasonable in light of the businesses of the Seller and the benefits of the transactions contemplated by this Agreement to the Seller.

7.2 Noncompetition. The Seller agrees that for a period of five (5) years from the Closing Date, it will not, in the Territory have any interest in, except for ownership of no more than five (5) percent of the equity securities of a publicly-held corporation and except as provided in Section 7.5 below, enter into the employment of, act as agent, broker or distributor for or adviser or consultant to, or in any way assist (whether by solicitation of customers or employees or otherwise) any person, firm, corporation or entity which is engaged, or which it reasonably knows is undertaking to become engaged, in the Territory in the business of computer and test and measurement equipment rental operations.

7.3 No Interference With Customers. The Seller agrees that for a period of five (5) years from the Closing Date, it will not induce a Customer (defined below) to patronize any business entity operating in the Territory (other than the Purchaser) with respect to the types of services sold to such Customer by the Seller in connection with the operation of the Business within the twelve month period prior to the Closing, or to withdraw, curtail or cancel such Customer's business with the Purchaser.
As used in this Article 7, "Customer" means any customer of the

Business served or solicited within the twelve-month period prior to the Closing.

7.4 Employee Utilization. GECC and the Seller agree that for a period of four (4) years from the Closing Date, they will not employ any person who was an employee of the Business on the Closing Date, whose rate of annual compensation as of such date is $70,000 or more in any other business of GECC or the Seller which in any way competes directly or indirectly with the computer and test and measurement operating lease and rental activities of the Purchaser.

7.5 No Interference with Employees. GECC and the Seller agree that for a period of four (4) years from the Closing Date, they will not request, induce or solicit any employee of the Purchaser or its affiliates to terminate his or her employment with the Purchaser or its affiliates and accept employment with another business entity engaged in the Business in the Territory or with GECC or the Seller. This Section 7.5 shall not prohibit GECC or the Seller from hiring an employee of the Purchaser or its affiliates:

        (a)     who initiates the contact which leads to hiring;

        (b)     who responds to a general employment
advertisement; or

        (c) who responds to a blind solicitation from a search firm which is not directed at Purchaser's or its affiliates' employees.

7.6 Exceptions. The provisions of this Article 7 shall not be deemed breached by (i) any existing activities of the Seller which do not constitute the primary business of the division of Seller engaged in such activities, (ii) any activities of an entity acquired by the Seller following the date of this Agreement if the violating activities are not the primary activity of such acquired entity, or (iii) the continued operations of Seller's Canadian computer rental business, which is not part of the Purchased Assets.

7.7 Remedies. The Seller acknowledges that any violation of this Article 7 may cause irreparable harm to the Purchaser and monetary damages may not be an adequate remedy. The Seller therefore agree that the Purchaser shall be entitled to an injunction by an appropriate court in the appropriate jurisdiction, enjoining the Seller from the continuance of any such violation, in addition to any monetary damages which might occur by reason of the violation of the prohibitions of this
Article 7. Nothing in this Agreement shall restrict any rights that the Purchaser may have at law or in equity with respect to matters covered by this Article 7.

7.8 Modification. It is understood and agreed by the parties hereto that should any portion, provision or clause of this Article 7 be deemed too broad to permit enforcement to its full extent, then it shall be enforced to the maximum extent permitted by law, and the Seller and the Purchaser hereby consent and agree that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

7.9     Covenants Independent.  The covenants set forth in this
Article 7 shall be deemed and shall be construed as separate and independent covenants, and should any part or provision of such covenants be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity, voidness, or unenforceability shall in no way render invalid, void or unenforceable any other part or provision thereof or any separate covenant not declared invalid, void, or unenforceable; and this Agreement and this Article 7 shall in that case be construed as if the void, invalid or unenforceable provisions were omitted.

                             ARTICLE 8

                     SURVIVAL; INDEMNIFICATION

8.1 Indemnification by the Seller. Subject to the provisions of this Article 8, the Seller shall defend, indemnify and hold the Purchaser harmless against any and all damages, losses, liabilities and expenses (including, without limitation, expenses of investigation and reasonable attorneys' fees and expenses in connection with any action, suit or proceeding) with respect to any such damages, losses, liabilities and expenses (collectively "Damages") actually incurred or suffered by the Purchaser on or after the Closing Date arising out of (a) any misrepresentation or breach of any representation, warranty, covenant or agreement made by the Seller in this Agreement; or
(b) the Seller's failure to pay or otherwise perform or discharge any obligation arising from or pertaining to the Business or the Purchased Assets prior to the Closing, other than the Assumed Liabilities.

8.2 Indemnification by the Purchaser. Subject to the provisions of this Article 8, the Purchaser shall defend, indemnify and hold the Seller harmless against any and all Damages actually incurred or suffered by the Seller on or after the Closing Date arising out of (a) any misrepresentation or breach of any representation, warranty, covenant or agreement made by the Purchaser in this Agreement; or (b) the Purchaser's failure to pay or otherwise perform or discharge any of the Assumed Liabilities.

8.3 General Indemnification Procedures. The party seeking indemnification (the "Indemnified Party") shall give written notice to the party or parties from whom such indemnification is sought (the "Indemnifying Party") of any claim or the commence-ment of any action, suit or proceeding in respect of which in-demnity may be sought hereunder and will give the Indemnifying Party such information with respect thereto as the Indemnifying Party may reasonably request. Such notice shall be given within sixty (60) days of the time at which the Indemnified Party re-ceived notice of such claim, action, suit or proceeding; pro-vided, however, that failure to give such notice shall not re-lieve the Indemnifying Party of any liability hereunder except to the extent the Indemnifying Party has suffered actual damages thereby. The Indemnifying Party shall have the right to undertake, by counsel of its own choosing, at its expense, the defense of any such action, suit or proceeding involving a third party. The Indemnified Party shall have the right to employ its own counsel in any such action, but the fees and expenses of such counsel shall be at the sole expense of the Indemnified Party unless (i) the employment of counsel by the Indemnified Party has been authorized by the prior written consent of the Indemnifying Party or (ii) the Indemnifying Party has not in fact employed counsel to assume the defense of such action within a reasonable time after receiving notice of the commencement of the action, in each of which cases the reasonable fees and expenses of counsel will be at the expense of the Indemnifying Party, and the Indemnifying Party shall reimburse or pay such fees and expenses as they are incurred. Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a third party, all the parties hereto shall cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

8.4 Arbitration. After the Closing, any controversy or claim arising out of or relating to this Agreement (including, without limitation, the indemnification provisions of this
Article 8), shall be settled by arbitration in accordance with the prevailing Commercial Arbitration Rules of the American Arbitration Association. Such arbitration shall be held in St. Louis, Missouri before a panel of three (3) arbitrators, one selected by the Seller, one selected by the Purchaser and the third selected by mutual agreement of the first two. Any controversy or claim regarding liability of a party to this Agreement for any action, suit or proceeding by a third party shall not be finally resolved until the action, suit or proceeding is finally resolved. Judgment upon any award rendered by the arbitrators may be entered in any court of competent jurisdiction.

8.5     Certain Limitations.

        (a) Dollar Limits. The Seller shall not have liability for Damages under this Article 8 for breaches of representations and warranties, unless (and then only to the extent that) such Damages in the aggregate exceed $500,000, and the aggregate liability of the Seller for Damages under this
Article 8 shall not exceed $100,000,000, except that the foregoing limitations shall not apply to any Excluded Assets,
Article 7 or any intentional misrepresentations or breaches or fraud or to Seller's failure to pay or otherwise perform any of its covenants or agreements hereunder (by way of explanation, representations and warranties in this Agreement are not deemed to be covenants and agreements).

        (b) Time Limits. The Seller shall have no liability for damages under this Article 8 for breaches of representations and warranties, unless the Purchaser notifies the Seller of a claim therefor on or before the eighteen month anniversary of the Closing, except that this time limit shall not apply to
Section 4.10, Article 7 or any intentional misrepresentations or intentional breaches of warranty or to Seller's failure to pay or otherwise perform any of its covenants or agreements hereunder.

8.6 Satisfaction of Indemnification Obligations. Subject to the terms and conditions set forth in Sections 8.3, 8.4 and 8.5, claims for Damages shall be satisfied promptly by the Indemnifying Party paying the amount of such Damages to the

Indemnified Party, or, in the case of obligations of the Seller, first from the Escrow Fund, if a balance remains, and then payment by the Seller.

8.7 Escrow. An escrow shall be established to secure certain specified rights of the Purchaser under this Agreement, pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") in a form mutually acceptable to the parties hereto. The Escrow Agreement shall contain, among other things, the following provisions: (i) an Escrow Fund initially in the amount of $15 million shall be delivered to an escrow agent the "Escrow Agent") by the Purchaser and held by the Escrow Agent; (ii) $11 million minus the amount, if any, paid to the Purchaser pursuant to Section 2.6 shall be released from the Escrow Fund to the Seller upon the completion of the final settlements under the Closing Date Balance Sheet; and (iii) $4 million minus the amount paid to the Purchaser pursuant to Sections 6.12 and 6.13 shall be released from the Escrow Fund to the Seller upon the final settlements with respect to the Subject Equipment and the Subject Property. If the resulting amount under clauses (ii) and (iii) above is a negative number, then, no amount shall be released to the Seller from the Escrow Fund, and instead, the Seller shall immediately pay to the Purchaser by way of wire transfer the amount due to the Purchaser. The fees payable to the Escrow Agent for maintaining the Escrow Fund shall be shared one-half by the Purchaser and one-half by the Seller. Subject to the withdrawal rights of the Purchaser as set forth in Sections 6.12 and 6.13, all remaining funds including accrued interest in the

Escrow Fund shall be released to the Seller following the completion of the last of the settlements set forth above. The
Escrow Fund is to secure certain rights of Purchaser hereunder and does not affect or in any way limit the obligations of Seller hereunder.

8.8 Mitigation and Recoveries. The Indemnified Party shall act in good faith and in a commercially reasonable manner to mitigate any damages it may suffer. The amount of any Damages suffered by a party under this Agreement shall be reduced by the amount, if any, of the recovery or benefit (net of reasonable expenses incurred in obtaining such recovery or benefit) that the party seeking indemnification under this Agreement shall receive or otherwise enjoy with respect thereto from any person (including the present value of any tax benefit and any recovery under any insurance policies).

8.9 Sole Remedy. The indemnification remedies provided in this Article 8 are the sole and exclusive remedies for damages arising out of any breach of this Agreement or the transactions provided for herein, except for intentional breaches of covenants and agreements resulting in a failure to close the transactions contemplated herein and fraud; provided, however, the parties recognize and agree that neither money damages nor the indemnification remedies provided in this Article 8 would be sufficient in the event of any breach or threatened breach of
Article 7 of this Agreement; therefore, the Purchaser shall be entitled to specific performance and injunctive relief as remedies for any such violation.

                             ARTICLE 9

                    TERMINATION AND ABANDONMENT

9.1 Termination and Abandonment. This Agreement may be terminated and the transactions contemplated by it abandoned at any time prior to the Closing:

        (a) by mutual agreement of the Seller and the Purchaser; or

        (b)     by the Purchaser, if the conditions set forth in
Section 2.2 or the deliveries required by Section 2.4 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) or if the Closing has not occurred within 75 days of the date of this Agreement; or

        (c)     by the Seller, if the conditions set forth in
Section 2.3 or the deliveries required by Section 2.5 shall not have been complied with or performed in any material respect and such noncompliance or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated) or if the Closing has not occurred within 75 days of the date of this Agreement.

        (d) By the Seller, if the Purchaser has not obtained the Credit Commitment referred to Section 2.2(f) on or before October 1, 1997, provided, however, that if Seller has not exercised its right to terminate this Agreement, pursuant to this subparagraph (d) and in the interim Purchaser obtains the Credit Commitment prior to the Closing Date, then Seller shall no longer be able to terminate this Agreement pursuant to this subparagraph (d).

9.2     Rights and Obligations on Termination.  If this
Agreement is terminated and abandoned as provided in this Article 9, each party will redeliver all documents, work papers and other materials of any other party relating to the transactions contemplated by this Agreement, whether so obtained before or after the execution of this Agreement, to the party furnishing the same, and all information received by any party to this Agreement with respect to the business of any other party shall not at any time be used for the advantage of, or disclosed to third parties by, such party to the detriment of the party furnishing such information; provided, however, that the foregoing restriction shall not apply to any documents, work papers, material or information which is a matter of public knowledge or is otherwise in the public domain.

                             ARTICLE 10

                     MISCELLANEOUS PROVISIONS

10.1 Notices. Each notice, communication and delivery under this Agreement shall be made in writing signed by the party making the same, shall specify the Section of this Agreement pursuant to which it is given, and shall be deemed given on the date delivered if delivered in person or on the next business day after mailed if mailed by overnight delivery (and shall be deemed received on the date of personal delivery or, if so mailed, on the next business day after so mailed), as follows:

To the Purchaser:

         Electro Rent Corporation
         6060 Sepulveda Boulevard
         Van Nuys, California
         Attention:  William Weitzman, President

With a copy to:

         Gibson, Dunn & Crutcher LLP
         333 South Grand Avenue
         Los Angeles, California  90071
         Attention:  Andrew E. Bogen

To the Seller:

         General Electric Capital Technology
         Management Services
         1000 Windward Concourse
         Alpharetta, Georgia  30023
         Attention:  D. Michael Upton

With copies to:

         General Electric Capital Technology
         Management Services
         1000 Windward Concourse
         Alpharetta, Georgia  30023
         Attention:  David Lidstone

and

         Sutherland, Asbill & Brennan, LLP
         999 Peachtree Street, N.E.
         Atlanta, Georgia  30309
         Attention:  Mark D. Wasserman

or to such other representative or at such other address as a party to this Agreement may furnish to the other parties in writing.

10.2 Time of the Essence; Computation of Time. Time is of the essence of each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty under this Agreement shall fall upon Saturday, Sunday or any public or legal holiday, whether state or federal, the party having such privilege or duty shall have until

5:00 p.m., Los Angeles, California time, on the next succeeding regular business day to exercise such privilege or to discharge such duty.

10.3 Assignment; Successors in Interest. Except for any transfer or assignment of rights under this Agreement by operation of law upon the dissolution of the Seller or except with the prior written consent of the Purchaser, no transfer or assignment (by operation of law or otherwise) by the Seller of its rights or obligations under this Agreement shall be made to any person or entity. Except with the prior written consent of the Seller, no assignment or transfer by the Purchaser of its rights and obligations under this Agreement may be made other than to an entity in common control with the Purchaser or to a successor to a substantial portion or all of the Business. This Agreement shall be binding upon the parties to this Agreement and their respective legal representatives, heirs, successors and assigns (whether or not permitted and including without limitation the shareholders of the Seller upon its liquidation), shall inure to the benefit of the parties to this Agreement and their respective legal representatives and permitted successors and assignees, and any reference to a party to this Agreement shall also be a reference to a successor or assign.

10.4 Number; Gender. Whenever the context so requires, the singular number shall include the plural and the plural shall include the singular, and the gender of any pronoun shall include the other genders.

10.5 Captions; Certain Definitions. The table of contents and titles and captions of or in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

10.6 Controlling Law; Integration; Amendment; Waiver. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York. This Agreement (which includes all the Exhibits and Schedules) and the other agreements contemplated by this Agreement supersede all prior negotiations, agreements and understandings between the parties with respect to the subject matter thereof, constitute the entire agreement between the parties with respect to the subject matter thereof and may not be altered or amended except in writing signed by the Purchaser and the Seller. The failure of any party to this Agreement at any time or times to require performance of any provisions of this Agreement shall in no manner affect the right to enforce the same. No waiver by any party to this Agreement of any condition (or of the breach of any provision) of this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed or construed as a further or continuing waiver of any such condition or breach or as a waiver of any other provision (or of a breach of any other provision) of this Agreement.

10.7 Severability. In the event that any court of competent jurisdiction shall determine that any provision of this Agreement is invalid, such determination shall not affect the validity of any other provision of this Agreement, which shall remain in full force and effect and which shall be construed as to be valid under applicable Law.

10.8 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and nothing herein, express or implied, is intended to or shall confer upon any other person or entity, including, but not limited to employees any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.9 Bulk Sales. Purchaser and Seller hereby waive compliance by Purchaser and Seller with the bulk sales law and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller shall indemnify Purchaser from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of the parties' failure to comply with any of such laws in respect of the transactions contemplated by this Agreement.

10.10 Counterparts. This Agreement may be executed by each party upon a separate copy, and in such case one counterpart of this Agreement shall consist of enough of such copies to re-flect the signature of all of the parties to this Agreement.
This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and it shall not be necessary in making proof of this Agreement or the terms of this Agreement to produce or account for more than one of such counterparts.

10.11     Obligations of General Electric Capital
Corporation. GECC agrees that it shall be jointly and severally obligated with Seller in respect of all obligations herein to make payments to the Purchaser pursuant to Sections 2.6 and
Article 8; and all references to the Seller in such provisions shall be deemed to include GECC. The Purchaser shall have the right to enforce such obligations directly against GECC without first having recourse to, or exhausting remedies in respect of, General Electric Capital Technology Management Services Corporation.

DULY EXECUTED by the parties hereto, under seal, on __________, 1997.

THE SELLER:                  GENERAL ELECTRIC CAPITAL
                             TECHNOLOGY MANAGEMENT SERVICES
                             CORPORATION


                             By:
                             Title:


                             GENERAL ELECTRIC CAPITAL
                             CORPORATION


                             By:
                             Title:

THE PURCHASER:




                             ELECTRO RENT CORPORATION


                             By:
                             Title: